Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 3
Payment Date	09/25/2003

Servicing Certificate
Beginning Pool Balance	5,839,151.99
Beginning PFA	0.00
Ending Pool Balance	5,471,452.27
Ending PFA Balance	-
Principal Collections	354,432.97
Principal Draws	-
Net Principal Collections	354,432.97
Active Loan Count	321

Interest Collections	45,242.87

Weighted Average Net Loan Rate	9.55000%
Substitution Adjustment Amount	0.00

Note Rate	7.9500%

Term Notes	Amount	Factor
Beginning Balance	5,578,927.16	0.1115785
Ending Balance	5,260,802.28	0.1052160
Principal	318,124.88	6.3624976
Interest	36,960.39	0.7392078
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	43,893.20

Beginning Overcollateralization Amount	260,224.83
Overcollateralization Amount Increase (Decrease)	(49,574.84)
Outstanding Overcollateralization Amount	210,649.99
Overcollateralization Target Amount	210,649.99

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	132,145.91	9	2.42%
Delinquent Loans (60 Days)*	108,523.62	4	1.98%
Delinquent Loans (90 Days)*	18,946.98	2	0.35%
Delinquent Loans (120 Days)*	-	0	0.00%
Delinquent Loans (150 Days)*	115,137.39	2	2.10%
Delinquent Loans (180+ Days)*	19,149.16	1	0.35%
Foreclosed Loans	-	0	0.00%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	367,047.24
Current Month Loss Amount	13,266.75
Current Month Principal Recovery	47.02
Net Ending Loss Amount	380,266.97

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	19,545.74
Current Month Net Principal Recovery Amount	47.02
Net Ending Principal Recovery Amount	19,592.76

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance	0.00
Interest Withdrawn for prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Funding Account balance sent to Noteholders	-
Payment for Additional Purchases	-
Ending Funding Account Balance	-
Interest Earned for current Collection Period	-
Interest Withdrawn for prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00